Exhibit 2.18
CONTRIBUTION AND SUBSCRIPTION AGREEMENT
          This CONTRIBUTION AND SUBSCRIPTION AGREEMENT, dated July 28, 2006 (this “Agreement”), by and among AMERICAN TELEVISION AND COMMUNICATIONS CORPORATION, a Delaware corporation (“ATC”), TW NY CABLE HOLDING INC., a Delaware corporation (“TW NY Holding”), Time Warner NY Cable LLC, a Delaware limited liability company (“TW NY”), and TWE Holdings, L.P., a Delaware limited partnership (“TWE Holdings”). For the purposes of this Agreement, “ATC Partnership Interest” shall have the meaning set forth in the Amended and Restated Agreement of Limited Partnership of Time Warner Entertainment Company, L.P. (“TWE”), dated as of March 31, 2003, as amended (the “TWE Agreement”).
          WHEREAS, pursuant to that certain Contribution Agreement, dated as of April 20, 2005 (the “ATC Contribution Agreement”), by and between ATC and TW NY, ATC has agreed to contribute all of its partnership interests in TWE to TW NY Holding in exchange for newly issued shares of non-voting common stock of such subsidiary of TWC;
          WHEREAS, immediately after it accepts such ATC Partnership Interest from ATC, TW NY Holding desires to contribute the ATC Partnership Interest to TW NY;
          WHEREAS, the obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the prior satisfaction of the obligations or waiver of the conditions set forth in Section 4 (Conditions) of the ATC Contribution Agreement;
          WHEREAS, TW NY Holding is an indirect wholly owned subsidiary of Time Warner Cable Inc., a Delaware corporation (“TWC”), and the parent of TW NY; and
          WHEREAS, the parties intend that each of the First Contribution (as defined herein) and the Second Contribution (as defined herein) contemplated hereby shall qualify under Section 351 of the Internal Revenue Code of 1986, as amended.
          NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
          1. Contribution of Ownership Interests to TW NY Holding. On the terms and subject to the conditions contained in this Agreement, ATC, effective from the date hereof, agrees to contribute, convey, grant, sell, transfer, set over, assign, bargain, release, deliver and confirm (collectively, “transfer”) unto TW NY Holding, and TW NY Holding agrees to accept such transfer from ATC, the ATC Partnership Interest (the “First Contribution”). The First Contribution is made with the intention that ATC will be terminated as a limited partner of TWE and released of all obligations and all liabilities as a limited partner of TWE. TW NY Holding hereby assumes, and agrees to indemnify and hold harmless ATC from, all of the respective rights, duties, obligations and liabilities of ATC under the TWE Agreement. Immediately following the First Contribution and in accordance with Section 3.1 (Disposition; Additional Partners) of the TWE Agreement, TW NY Holding shall (i) be admitted to TWE as a substitute limited partner, (ii) succeed to the rights and assume the obligations of ATC as set forth in this

Agreement and the ATC Contribution Agreement and (iii) be subject to the terms and conditions applicable to a Limited Partner (as defined in the TWE Agreement) of TWE.
          2. Issuance of Units by Transferee. On the terms and subject to the conditions contained in this Agreement and in accordance with the terms of the ATC Contribution Agreement, in consideration of the First Contribution, TW NY Holding agrees to issue, sell and deliver to ATC 14.1974 shares of Class B Common Stock of TW NY Holding, which shares shall represent 12.4323% of the outstanding equity interest of TW NY Holding after giving effect of such issuance (the “Issued Equity Interests”).
          3. Subscription of the Issued Equity Interests by ATC. ATC hereby subscribes for 14.1974 shares of Class B Common Stock, par value $.01 per share, of TW NY Holding for an aggregate consideration consisting of the ATC Partnership Interest and hereby:
                (a) acknowledges that ATC has had access to the same kind of information concerning TW NY Holding that is required by Schedule A of the Securities Act of 1933, as amended (the “Securities Act”), as amended, to the extent that TW NY Holding possesses such information;
                (b) represents and warrants that ATC has such knowledge and experience in financial and business matters that ATC is capable of utilizing the information that is available to ATC concerning TW NY Holding to evaluate the risks of investment in TW NY Holding;
                (c) acknowledges that ATC has been advised that the Issued Equity Interests have not been registered under the Securities Act and, accordingly, that ATC may not be able to sell or otherwise dispose of the Issued Equity Interests when ATC wishes to do so;
                (d) represents and warrants that the Issued Equity Interests are being issued to ATC for ATC’s sole benefit and account for investment and not with a view to, or for resale in connection with, a public offering or distribution thereof;
                (e) agrees that the Issued Equity Interests will not be resold (a) without registration thereof under the Securities Act (unless an exemption from such registration is available) or (b) in violation of any law;
                (f) consents that the certificate or certificates representing the Issued Equity Interests may be impressed with a legend indicating that the Issued Equity Interests are not registered under the Securities Act and reciting that transfer thereof is restricted; and
                (g) consents that stop transfer instructions in respect of the Issued Equity Interests may be issued to any transfer agent, transfer clerk or other agent at any time acting for TW NY Holding.
          4. Contribution by TW NY Holding of ATC Partnership Interest. Immediately following the First Contribution, TW NY Holding by this Agreement does hereby transfer unto TW NY, and the TW NY does hereby agree to accept from TW NY Holding, the ATC Partnership Interest (the “Second Contribution”). The Second Contribution is made with the intention that TW NY Holding will be terminated as a limited partner of TWE and released of all obligations and all liabilities as a limited partner of TWE. TW NY hereby assumes, and agrees to indemnify and hold harmless TW NY Holding from, all of the respective rights, duties, obligations and liabilities of TW NY Holding under the TWE Agreement. Immediately following the Second Contribution and in accordance with Section 3.1 (Disposition; Additional Partners) of the TWE Agreement, TW NY shall (i) be admitted to TWE as a substitute limited partner, (ii) succeed to the rights and assume the obligations of TW NY Holding as set forth in this Agreement and (iii) be subject to the terms and conditions applicable to a Limited Partner (as defined in the TWE Agreement) of TWE.
          5. Resulting Percentage Interests.
                (a) Prior to the Second Contribution and immediately after giving effect to the First Contribution, the Percentage Interests (as defined in the TWE Agreement) of the General Partners (as defined in the TWE Agreement) and the Limited Partners (as defined in the TWE Agreement) are as follows:

General Partners	Percentage Interests
Time Warner NY Cable LLC	49.5%
TWE Holdings, L.P.	44.8%

Limited Partners	Percentage Interests
TW NY Cable Holding Inc.	1%
TWE Holdings I Trust	4.7%
                (b) Following the Second Contribution, the Percentage Interests (as defined in the TWE Agreement) of the General Partners (as defined in the TWE Agreement) and the Limited Partners (as defined in the TWE Agreement) are as follows:

General Partners	Percentage Interests
Time Warner NY Cable LLC	49.5%
TWE Holdings, L.P.	44.8%

Limited Partners	Percentage Interests
Time Warner NY Cable LLC	1%
TWE Holdings I Trust	4.7%

          6. References to the ATC Partnership Interest.
                (a) The parties hereto hereby agree to amend the TWE Agreement such that, prior to the Second Contribution and immediately after giving effect to the First Contribution, TW NY Holding shall be admitted as a Limited Partner (as defined in the TWE Agreement) and references in the TWE Agreement to “ATC,” including for purposes of the definitions of “ATC Capital Account,” “ATC Partnership Interest,” “ATC Common Sub-Account,” “ATC Percentage Interest” and “ATC Preferred Sub-Account,” shall be deemed to refer to TW NY Holding.
                (b) The parties hereto hereby agree to amend the TWE Agreement such that, following the Second Contribution, TW NY shall be admitted as a Limited Partner (as defined in the TWE Agreement) and references in the TWE Agreement to “ATC,” including for purposes of the definitions of “ATC Capital Account,” “ATC Partnership Interest,” “ATC Common Sub-Account,” “ATC Percentage Interest” and “ATC Preferred Sub-Account” shall be deemed to refer to TW NY.
          7. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm, corporation or other entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.
          8. Further Assurances. Each of the parties hereby agrees that it will hereafter execute any further instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.
          9. Successors and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby).
          11. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.
          12. Amendment to the ATC Contribution Agreement. The parties hereby agree that the ATC Contribution Agreement is hereby amended to permit the parties thereto to consummate the transactions contemplated thereby prior to the Adelphia Closing (as defined in the ATC Contribution Agreement) and notwithstanding Section 4 thereof, subject to their good faith belief that the conditions under the Asset Purchase Agreement (as defined in the ATC Contribution Agreement) have been or are reasonably expected to be satisfied.

[Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

AMERICAN TELEVISION AND COMMUNICATIONS CORPORATION
By:	/s/ Michael Del Nin
	Name:	Michael Del Nin
	Title:	Senior Vice President

TW NY CABLE HOLDING INC.
By:	/s/ David E. O’Hayre
	Name:	David E. O’Hayre
	Title:	Executive Vice President, Investments

TIME WARNER NY CABLE LLC
By:	/s/ David E. O’Hayre
	Name:	David E. O’Hayre
	Title:	Executive Vice President, Investments

TWE HOLDINGS, L.P.
By:	/s/ David E. O’Hayre
	Name:	David E. O’Hayre
	Title:	Executive Vice President, Investments

[Signature Page of Contribution and Subscription Agreement]